EXHIBIT 10.2

                               PURCHASE AGREEMENT



         This Agreement made and entered into this 7th day of March 1997, by and between Shuffle Master, Inc., a Minnesota corporation having a principal place of business at 10901 Valley View Road, Eden Prairie, Minnesota 55344 ("Shuffle Master"), and Well Suited L.L.C., a Nevada Limited Liability Company having its principal place of business at 124 Hebron Avenue, Glastonbury, Connecticut 06033 ("Well Suited"), and Mark Yoseloff ("Yoseloff").

         Whereas Well Suited and Yoseloff have certain intellectual property rights they desire to sell;

         And whereas Shuffle Master wishes to purchase all of Well Suited's and Yoseloff's intellectual property rights;

         Now therefore in express consideration of the above recitals, and of the mutual covenants hereinafter contained, the parties agree as follows:

         1. Shuffle Master shall purchase from Well Suited and Yoseloff and Well Suited and Yoseloff shall sell, transfer and assign to Shuffle Master all of Well Suited's right and all of Yoseloff's rights (not previously licensed to Shuffle Master pursuant to an exclusive worldwide license) to any and all intellectual property existing as of the date of this Agreement, including but not limited to the intellectual property described on Exhibit A attached hereto.

         2. Transfer of the intellectual property described on Exhibit A attached hereto shall be by absolute assignment. The intellectual property includes all of Well Suited's and Yoseloff's right, title and interest in and to any patent applications, and any Letters Patent, both foreign and domestic that may or shall issue out of said intellectual property including any modifications thereof, and further include all rights under the international conventions, and Well Suited and Yoseloff do hereby authorize and request the Commissioner of Patents and Trademarks to issue any such Letters Patent to Shuffle Master all in accordance herewith. Included in the intellectual property rights transferred and assigned to Shuffle Master by Well Suited and Yoseloff is the right to patent and otherwise fully exploit all of such intellectual property. Further, Well Suited and Yoseloff will execute such additional writings and documents and do such additional acts as Shuffle Master, its successors and assigns may deem necessary or desirable to perfect Shuffle Master's full enjoyment, use and exploitation of the intellectual property transferred hereunder, and render all necessary assistance in making application for and obtaining original, divisional, continuation, reissued or extended Letters Patent of the United States, or of any and all foreign countries on said invention, and in enforcing any rights occurring as a result of such applications or patents, by giving testimony in any proceedings or transactions involving such applications or patents.

         3. The intellectual property described on Exhibit A attached hereto also includes all of Well Suited's and Yoseloff's intellectual property rights in any inventions, discoveries, improvements, ideas, conceptions, developments, and designs whether or not patentable, all technical information relating to the intellectual property rights and further includes all of their rights relating to data processing, communications, computer software systems, programs and procedures whether subject to copyright or otherwise and includes all rights to any names and other creative ideas whether or not protected by trade name or trademark.

         4. The purchase price for the intellectual property described on the attached Exhibit A is [TEXT DELETED; CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE] and 108,000 registered, unrestricted common shares of Shuffle Master stock, payable and transferable by Shuffle Master to Well Suited and Yoseloff as follows: the sum of [TEXT DELETED; CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE] to be paid upon the closing of this transaction and 5,400 registered, unrestricted common shares of Shuffle Master common stock to be transferred upon the closing of this transaction; and the balance of [TEXT DELETED; CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE] (without interest) and 102,600 registered, unrestricted common shares of Shuffle Master common stock to be paid


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and delivered in equal successive quarterly installments of [TEXT DELETED;
CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE] (without interest) and 5,400 shares of Shuffle Master common stock in 19 additional quarterly installments. The first quarterly payment and stock transfer shall be due the 7th day of June, 1997. Yoseloff acknowledges that the Shuffle Master stock is not presently registered. Shuffle Master will undertake to register the common stock to be transferred hereunder at its expense within 30 days of the signing of this Agreement. Shuffle Master will not be obligated to transfer the shares to Yoseloff free of restriction until such time as they are registered. Yoseloff acknowledges that once he receives the registered shares he may only trade them in accordance with all state and federal securities laws in effect at the signing of this Agreement and in the future.

         5. In consideration of Shuffle Master's purchase of the patent and other intellectual property rights described herein and, further, to aid Shuffle Master in fully exploiting the value of all of such rights, Yoseloff agrees to become an employee of Shuffle Master for a period of five years and has entered into a five year employment agreement for such purpose, a copy of which is attached hereto as Exhibit B. In the event Yoseloff's employment with Shuffle Master is terminated for any reason not involving a breach of the Employment Agreement by Shuffle Master, in addition to any other remedy Shuffle Master may have, the balance of the cash payments to be made to Well Suited and Yoseloff under this Purchase Agreement shall be reduced by [TEXT DELETED; CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE] for each year or pro rata portion thereof remaining on the five year term set forth in Yoseloff's Employment Agreement.

         6. In the event of a merger or takeover of Shuffle Master as currently defined in an amendment to Shuffle Master's Employee Stock Option, while any payments or transfers under this agreement remain outstanding, Well Suited and Yoseloff may request acceleration of such payments or transfers provided, however, in the event they do so all such remaining payments and transfers (cash and stock) will be discounted by a factor of 7% per year. For example, if two years of payments remain to be paid to Well Suited and Yoseloff and Well Suited and Yoseloff elect to accelerate payment of the balance, the payments and transfers to be made in the first of the two remaining years shall be discounted by 7% and the payments and transfers to be made in the second of the two remaining years shall be discounted by 14%.

         7. In the event Yoseloff is requested by any gaming jurisdiction to come forward for some form of licensing and/or finding of suitability for any reason whether pursuant to his employment agreement with Shuffle Master, or any other agreement with Shuffle Master, or for any other reason, Yoseloff agrees that he will use his absolute best efforts and provide his full cooperation in obtaining such licensing or meeting any other requirement of such gaming jurisdiction. Further, in the event such gaming jurisdiction does not allow Yoseloff to become licensed or determines he does not meet any other requirement, notwithstanding Yoseloff's full cooperation and absolute best efforts to obtain same, such finding of non-licensure or other requirement shall constitute a breach of this Purchase Agreement as well as Yoseloff's Employment Agreement with Shuffle Master, which will give Shuffle Master at its sole option and discretion among any of its other remedies, the right to terminate this Purchase Agreement and Yoseloff's Employment Agreement without any further obligation to Yoseloff.

         8. In executing this Agreement, Well Suited and Yoseloff warrant, covenant and represent to Shuffle Master as follows:

                  A. That each has the full, right, power, authority, and privilege to enter into this Agreement;

                  B. That in entering into this Agreement each is in full compliance with all applicable laws, rules and regulations;

                  C. That Well Suited is the fee and absolute owner and titleholder of all, each and every statutory and common law right in and to the intellectual property described on Exhibit A attached hereto and, further, that such intellectual property does not infringe upon any patent or proprietary rights of any other party;

                  D. That upon execution of this Agreement, neither Well Suited nor Yoseloff shall retain any right or interest in any intellectual property in which either of them had an interest as of the date of the closing of this Agreement;

                  E. That Well Suited and Yoseloff each own and possess the absolute right and privilege to grant Shuffle Master all of the rights and entitlements which have been conveyed hereunder.

         9. In entering this Agreement Shuffle Master warrants, covenants and represents as follows:

                  A. That it is a Minnesota corporation in good standing and that it has the right, authority, power and privilege to enter into this Agreement;


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                  B. That in entering into this Agreement it is in full
         compliance with all applicable laws, rules and regulations.

         10.
                  A. Except as otherwise provided herein, in the event of any breach of this Agreement, or any term, condition, representation, covenant, or provision thereof by either party, the other party shall notify the party in breach, in writing, of the nature and extent of the breach. The breach shall be cured within thirty (30) days of the receipt of such notice or, if the nature of the breach is such that it cannot reasonably be cured within thirty (30) days, the defaulting party shall commence action necessary to cure the breach within that period of time and diligently pursue all actions necessary to cure the breach without unnecessary delay or interruption until completed.

                  B. In the event of a breach of this Agreement by Shuffle Master which is not cured within the time period provided in Paragraph 10(A), supra, Well Suited and Yoseloff may pursue all remedies available to them in law or equity.

                  C. In the event of a breach of this Agreement by Well Suited or Yoseloff which is not cured within the time period provided in Paragraph 10(A), supra, Shuffle Master may pursue all remedies available to it in law or equity.

         11. Delivery of all notices provided for herein shall be sufficient if delivered in person or mailed, certified mail, return receipt requested, as follows:

         TO WELL SUITED/Yoseloff:       124 Hebron
                                        Glastonbury, CT  06033


         TO WELL SUITED/Yoseloff:       1900 Grey Eagle Street
         On and after August 1, 1997    Henderson, NV  89014

         TO SHUFFLE MASTER:             Shuffle Master, Inc.
                                        10901 Valley View Road
                                        Eden Prairie, MN  55344
                                        Attn:  General Counsel

         12. The failure of any party to enforce any provision of this Agreement, or to terminate this Agreement for the breach of any terms, conditions, limitations, or restrictions herein, shall not operate thereafter as a waiver of that provision or any other provision of this Agreement, or as a waiver of the right to terminate this Agreement as set forth herein.

         13. If any provision or remedy in this Agreement is invalid under any law, such provision shall be inapplicable, and deemed omitted; however, all remaining provisions shall be given effect in accordance with the manifest intent of this Agreement, and are therefore severable from such invalid provisions.

         14. This Agreement shall be construed in accordance with the laws of the State of Nevada, and both parties hereby waive any conflict of laws or rules which may otherwise apply.

         15. If any litigation should arise as a result of this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees and costs from the losing party.

         16. The captions appearing with the commencement of the paragraphs of this Agreement are descriptive and for convenience of reference only, and shall in no way define, limit or describe the scope or intent of the provisions of this Agreement.

         17. This Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, and permitted assigns.


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         18. Each party agrees to indemnify, reimburse and hold harmless the other party, as well as said other parties' affiliates, agents, employees, officers and directors from and against all actions, claims, losses, damages and expenses (including reasonable attorneys' fees) of whatever kind, which are imposed or incurred based in whole or in part upon its own acts, warranties, covenants, representations, or omissions, or the acts, warranties, covenants, representations, or omissions of its employees, servants, or agents.

         19. The parties agree that any information given by one party to another, whether oral or written, at any time prior to the execution of this Agreement, which is indicated as confidential, or could be presumed from the surrounding circumstances to be confidential, shall be kept confidential by that other party and shall not be used or disclosed, directly or indirectly, to third parties for any purpose whatsoever.

         20. Shuffle Master, Well Suited and Yoseloff agree that they have each materially and fully participated in he negotiation and drafting of this Agreement and, if is ever should be the subject of interpretation by a court, it shall not be construed or interpreted against either party.


WELL SUITED, L.L.C.                        MARK YOSELOFF


By: _________________________________      _________________________________
                                           Name, as Individual
Its: ________________________________



SHUFFLE MASTER, INC.

_____________________________________
Name

_____________________________________
Title


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                                    EXHIBIT A


          [TEXT DELETED; CONFIDENTIAL TREATMENT REQUEST HAS BEEN MADE]


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                                    EXHIBIT B

[EXHIBIT B IS OMITTED AS THE AGREEMENT IN THE FORM OF EXHIBIT B IS, ITSELF, FILED AS AN EXHIBIT TO THIS FORM 10Q.]